US Ecology Announces Solid First Quarter 2012 Results

Operating Income Up 39%; Adjusted EBITDA Up 23%

BOISE, ID -- (Marketwire - May 01, 2012) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter ended March 31, 2012.

Net income for the first quarter of 2012 was $4.5 million, or $0.25 per diluted share. Excluding a $1.1 million pre-tax, non-cash gain on foreign currency translation and business development costs, adjusted earnings per diluted share grew 50% to $0.21 for the first quarter of 2012. Net income for the first quarter of 2011 was $3.3 million, or $0.18 per diluted share. Excluding a non-cash foreign currency translation gain of $1.3 million and business development costs, adjusted earnings per share was $0.14 per diluted share for the first quarter of 2011. Operating income for the first quarter of 2012 grew 39% to $6.5 million from $4.6 million in the first quarter of 2011.

Adjusted EBITDA for the first quarter of 2012 was $10.6 million, 23% above the $8.6 million from the same period last year. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the first quarter of 2012 was $33.0 million, down from $34.1 million in the same quarter last year. Treatment and disposal revenue increased 8%, but a 53% decrease in transportation revenue pushed total revenue lower. The growth in T&D revenue during the first quarter of 2012 reflected a 21% increase in Base Business (recurring waste streams) revenue, more than offsetting a 19% decline in Event Business revenue over the same period. The decline in transportation revenue was due to fewer Event Business projects utilizing the Company's transportation and logistics services.

Total quarterly volume disposed or processed at our Idaho, Nevada, Texas and Quebec waste facilities was 215,000 tons in the first quarter of 2012, up 8% from the 199,000 tons disposed or processed in the first quarter of 2011. Average selling price ("ASP") for the first quarter of 2012 increased 1% as compared to first quarter 2011.

For the first quarter of 2012, gross profit reached $12.1 million, up 28% from $9.5 million in the first quarter of 2011. Total gross margin was 37% for the first quarter of 2012, up from 28% in the same quarter last year. T&D gross margin for the first quarter of 2012 was 41%, up from 36% in the first quarter of 2011. The year-over-year increase in T&D gross margin reflects higher volumes, slightly higher ASP and a favorable service mix.

Selling, general and administrative ("SG&A") expense for the first quarter of 2012 was $5.6 million, or 17% of revenue, compared to $4.8 million, or 14% of revenue, in the same quarter last year. The $1.8 million increase primarily reflects higher variable incentive compensation resulting from stronger financial performance in the first quarter of 2012 compared to the first quarter of 2011.

The Company's effective income tax rate for the first quarter of 2012 was 39.1%, down from 41.3% in the first quarter of 2011. This decrease reflects lower non-tax deductible expenses and higher earnings in the first quarter of 2012 than the same period last year.

At March 31, 2012, cash on hand was $6.4 million. Total borrowings on our lines of credit were $35.0 million, down from $40.6 million at December 31, 2011. $44.9 million is available for future borrowings.

"The strong 21% growth in Base Business drove our solid quarterly performance. This is consistent with the stable to improving economic conditions we continue to see among our diversified industrial customer base," commented Vice President and Chief Financial Officer Jeff Feeler. "Improved Base Business more than made up for the seasonal softness in our Event Business in the first quarter of the year."

2012 Outlook

Despite the strong first quarter, management is revising its 2012 earnings guidance downward to reflect updated expectations to several revenue streams that were originally included in its full year 2012 guidance. Specifically, the Company was recently informed that it would not be receiving material from the GE Hudson River clean-up in 2012. Moreover, our thermal recycling business has not been as robust as we had expected when we released guidance. Additionally we are facing regulatory considerations that are likely to impact this business line for the remainder of the year. Lastly, a key project where the Company has been awarded the disposal contract has experienced shipping delays due to on-site remedial construction issues unrelated to the Company's disposal award.

Based on these factors, management now believes that 2012 adjusted EBITDA should range from $46 to $49 million, down from prior expectations of EBITDA of $50 to $53 million. Earnings per diluted share is now expected to range from $0.92 to $1.02, excluding any foreign currency gains or losses, versus prior expectations of $1.07 to $1.17.

"While we delivered solid first quarter results and overall business conditions continue to improve, the decision by GE to use other service providers for its Hudson River clean-up, shipment delays in other projects, and our decision to restrict certain material accepted at our thermal recycling operations will negatively impact expected 2012 results," commented President and Chief Executive Officer, Jim Baumgardner. "We continue to be focused on executing our strategy of building a sustainable organic and acquisitive growth platform and are still well positioned to deliver a solid year of earnings and cash flow."

Dividend

On April 2, 2012, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on April 13, 2012. The $3.3 million dividend was paid on April 20, 2012.

Conference Call

US Ecology, Inc. will hold an investor conference call on Tuesday, May 1, 2012 at 10 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing 866-700-6293 or 617-213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through May 8, 2012 by calling 888-286-8010 or 617-801-6888 and using the passcode 12610215. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in the North America.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2012 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2011 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close and integrate future acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                    2012           2011
                                               -------------  -------------

Revenue                                        $      33,013  $      34,143
Direct operating costs                                17,638         17,690
Transportation costs                                   3,299          6,984
                                               -------------  -------------

Gross profit                                          12,076          9,469

Selling, general and administrative expenses           5,605          4,828
                                               -------------  -------------
Operating income                                       6,471          4,641

Other income (expense):
  Interest income                                          5             10
  Interest expense                                      (224)          (446)
  Foreign currency gain (loss)                         1,091          1,250
  Other                                                   80             99
                                               -------------  -------------
    Total other income (expense)                         952            913

Income before income taxes                             7,423          5,554
Income tax expense                                     2,900          2,294
                                               -------------  -------------
Net income                                     $       4,523  $       3,260
                                               =============  =============

Earnings per share:
  Basic                                        $        0.25  $        0.18
  Diluted                                      $        0.25  $        0.18

Shares used in earnings per share calculation:
  Basic                                               18,218         18,186
  Diluted                                             18,254         18,210

Dividends paid per share                       $        0.18  $        0.18
                                               =============  =============

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                                 March 31,     December 31,
                                                    2012           2011
                                               -------------  -------------
Assets

Current Assets:
  Cash and cash equivalents                    $       6,398  $       4,289
  Receivables, net                                    22,323         29,818
  Prepaid expenses and other current assets            2,353          2,185
  Income tax receivable                                  142            181
  Deferred income taxes                                  491            964
                                               -------------  -------------
    Total current assets                              31,707         37,437

Property and equipment, net                           99,886         99,975
Restricted cash                                        4,115          4,115
Intangible assets, net                                39,798         39,238
Goodwill                                              21,692         21,200
Other assets                                             529            623
                                               -------------  -------------
Total assets                                   $     197,727  $     202,588
                                               =============  =============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                             $       4,752  $       4,669
  Deferred revenue                                     3,325          3,574
  Accrued liabilities                                  9,472         10,569
  Accrued salaries and benefits                        3,887          5,382
  Income tax payable                                   2,406          1,510
  Current portion of closure and post-closure
   obligations                                         2,886          2,890
  Current portion of long-term debt                        2             71
                                               -------------  -------------
    Total current liabilities                         26,730         28,665

Long-term closure and post-closure obligations        14,728         14,448
Reducing revolving line of credit                     35,000         40,500
Other long-term liabilities                              143            150
Unrecognized tax benefits                                457            454
Deferred income taxes                                 18,363         18,208
                                               -------------  -------------
  Total liabilities                                   95,421        102,425

Contingencies and commitments

Stockholders' Equity
  Common stock                                           183            183
  Additional paid-in capital                          62,473         62,455
  Retained earnings                                   40,439         39,197
  Accumulated other comprehensive income
   (loss)                                                519           (117)
  Treasury stock                                      (1,308)        (1,555)
                                               -------------  -------------
    Total stockholders' equity                       102,306        100,163
                                               -------------  -------------
Total liabilities and stockholders' equity     $     197,727  $     202,588
                                               =============  =============

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                For the Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                    2012           2011
                                               -------------  -------------
Cash Flows From Operating Activities:
  Net income                                   $       4,523  $       3,260
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization of property
     and equipment                                     3,223          3,080
    Amortization of intangible assets                    350            355
    Accretion of closure and post-closure
     obligations                                         335            323
    Unrealized foreign currency gain                  (1,201)        (1,303)
    Deferred income taxes                                338            670
    Stock-based compensation expense                     203            203
    Unrecognized tax benefits                              3              -
    Net loss on sale of property and equipment            22              2
    Changes in assets and liabilities:
      Receivables, net                                 7,624          8,789
      Income tax receivable                               42           (252)
      Other assets                                       (66)          (294)
      Accounts payable and accrued liabilities          (967)        (1,149)
      Deferred revenue                                  (295)           537
      Accrued salaries and benefits                   (1,526)        (1,147)
      Income tax payable                                 896           (784)
      Closure and post-closure obligations               (82)           (81)
                                               -------------  -------------
        Net cash provided by operating
         activities                                   13,422         12,209

Cash Flows From Investing Activities:
  Purchases of property and equipment                 (2,386)        (4,087)
  Proceeds from sale of property and equipment            66             11
                                               -------------  -------------
        Net cash used in investing activities         (2,320)        (4,076)

Cash Flows From Financing Activities:
  Payments on reducing revolving line of
   credit                                             (8,500)       (12,500)
  Dividends paid                                      (3,282)        (3,275)
  Proceeds from reducing revolving line of
   credit                                              3,000          5,000
  Other                                                 (243)            (3)
                                               -------------  -------------
        Net cash used in financing activities         (9,025)       (10,778)

Effect of foreign exchange rate changes on
 cash                                                     32             12

Increase (decrease) in cash and cash
 equivalents                                           2,109         (2,633)

Cash and cash equivalents at beginning of year         4,289          6,342
                                               -------------  -------------

Cash and cash equivalents at end of year       $       6,398  $       3,709
                                               =============  =============

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, shareholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA
The Company defines Adjusted EBITDA as net income before net interest expense, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and Adjusted EBITDA for the three months ended March 31, 2012 and 2011:

(in thousands)                                 Three Months Ended March 31,
                                               ----------------------------
                                                    2012           2011
                                               -------------  -------------

Net Income                                     $       4,523  $       3,260
Income tax expense                                     2,900          2,294
Interest expense                                         224            446
Interest income                                           (5)           (10)
Foreign currency gain                                 (1,091)        (1,250)
Other income                                             (80)           (99)
Depreciation and amortization of plant and
 equipment                                             3,223          3,080
Amortization of intangibles                              350            355
Stock-based compensation                                 203            203
Accretion of closure & post-closure
 liabilities                                             335            323

                                               -------------  -------------
Adjusted EBITDA                                $      10,582  $       8,602
                                               =============  =============

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share
The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development cost divided by the diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in CAD requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/USD currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. Business development costs in 2011 primarily relate to the acquisition of Stablex on October 31, 2010. We believe excluding these business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months ended March 31, 2012 and 2011:

(in thousands, except per
 share data)                          Three Months Ended March 31,
                             ----------------------------------------------
                                      2012                    2011
                             ----------------------  ----------------------

                                          per share               per share
Net income / earnings per
 diluted share               $    4,523  $     0.25  $    3,260  $     0.18

Business development costs,
 net of tax                          41        0.00         136        0.01
Non-cash foreign currency
 gain, net of tax                  (702)      (0.04)       (823)      (0.05)
                             ----------  ----------  ----------  ----------

Adjusted net income /
 adjusted earnings per
 diluted share                    3,862  $     0.21       2,573  $     0.14
                             ==========  ==========  ==========  ==========

Shares used in earnings per
 diluted share calculation       18,254                  18,210
                             ==========              ==========

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com